Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Capital Sponsors Seventh Loan Fund

Issues $410 Million Arch Street CLO Backed by Broadly Syndicated Bank Loans

Boston, MA, September 21, 2016 - NewStar Financial, Inc. (Nasdaq:NEWS), an internally-managed commercial finance company and asset manager, announced today that its liquid credit platform, NewStar Capital LLC (“NewStar Capital”), completed a $410 million broadly syndicated loan securitization known as Arch Street CLO (“Arch Street”).  Arch Street represents the second CLO issued by NewStar this year and its twentieth securitization since inception.

The notes were backed by a diversified portfolio of syndicated bank loans.  The transaction was executed through a private offering via Rule 144A and Regulation S.  Six classes of notes totaling approximately $370.3 million were placed.  The deal was structured to satisfy risk retention rules with NewStar providing risk retention capital.

"This transaction represents our second deal in 2016 and our seventh fund backed by broadly syndicated loans.  Importantly, it also reflects our continuing strategy to grow assets managed by our liquid credit platform as a key part of our asset management business,” said NewStar’s CEO, Tim Conway.

NewStar Capital LLC will serve as collateral manager of the CLO, which has a 4 year reinvestment period.  The notes were rated by Moody’s Investors Service and Fitch.  All variable rate notes were priced to yield an initial weighted average of approximately Libor plus 2.4%.

Credit Suisse acted as placement agent in connection with the offering of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.6 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options.  Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558